Exhibit 15.2

Intelliwise Financial Engineering Advisory Corp. Ltd.

4th Floor, No. 152, Section.4, Nanjing E. Road

Taipei, Taiwan 105, R.O.C.

Tel: 886-2-2570-3938

Fax: 886-2-2570-5336

Date: July 11, 2014

We hereby consent to the use of the information contained in our reports, dated as of April 15, 2014, relating to valuation of the warrants of China Metro-Rural Holdings Limited.

/s/ Yea-Mow Chen, Chairman
Yea-Mow Chen, Chairman Intelliwise Financial Engineering Advisory Corp. Ltd.